Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2013 FOURTH QUARTER AND FULL YEAR RESULTS

White Plains, NY — March 5, 2014 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2013.

Fourth Quarter 2013

Universal American’s reported net loss for the fourth quarter of 2013 was $101.8 million, or $1.16 per share.  Adjusted net loss for the fourth quarter of 2013 was $4.1 million, or $0.05 per share, which excludes the following after-tax items:

•                  $0.4 million, or $0.01 per share, of net realized investment gains;

•                  $2.0 million, or $0.02 per share, of non-recurring tax expense;

•                  $8.6 million, or $0.10 per share, of costs associated with our Accountable Care Organization (ACO) business; and

•                  $87.5 million, or $1.00 per share, of non-cash asset impairment charges relating to APS Healthcare.

Total revenues for the fourth quarter of 2013 were approximately $539.2 million.

Full Year 2013

Universal American’s reported net loss for the full year 2013 was $192.3 million, or $2.20 per share.  Adjusted net income for the full year 2013 was $4.7 million, or $0.05 per share, which excludes the following after-tax items:

•                  $9.0 million, or $0.10 per share, of net realized investment gains;

•                  $1.2 million, or $0.01 per share, of non-recurring tax expense;

•                  $26.7 million, or $0.30 per share, of ACO costs; and

•                  $178.1 million, or $2.04 per share, of non-cash asset impairment charges relating to APS Healthcare.

Total revenues for full year 2013 were approximately $2.2 billion.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “2013 was a difficult year for Universal American. Along with weaker than expected operating results, the APS Healthcare acquisition has been extremely disappointing.

“Nevertheless, there were several positive developments during the year. After some early issues, the medical benefit ratios in our core markets came back into line.  We saw membership growth in our core markets, powered by a 13% increase in membership in our flagship Southeast Texas market. Most notably for the future, our Star ratings improved significantly, resulting in approximately 75% of our core membership being served by plans with 4 Stars.

“Our biggest challenge in Medicare Advantage, and the subject of intense focus, is our administrative expense ratio. As we reduce our footprint to participate only in markets in which we can impact medical costs and improve quality, we must also reduce our administrative cost structure.

“We remain optimistic that our investment in the ACO program will begin to show results in 2014.

“Our capital position remains strong. Even after the payment of the $1.60 per share special dividend in August, we have $5.72 per share of tangible capital as of the year end and $200 million of excess capital.”

Medicare Advantage

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$410.9	$413.6	$1,635.9	$1,642.7

Operating Income	$11.7	$18.9	$53.5	$92.8

For the full year 2013, our reported Medicare Advantage medical benefit ratio (“MBR”) was 83.4%, which included positive prior year items of $23.3 million, pre-tax. Excluding these prior year items, the adjusted MBR was 84.5% for 2013.

Our core markets had an adjusted MBR of 83.3%. The adjusted MBR in the non-core markets was 85.8%. The rural markets, which include approximately 10,700 members whose plans have not been renewed in 2014, had an adjusted MBR of 90.9%.

The administrative expense ratio for the full year 2013 was 14.5% compared to 15.1% in 2012.

Our reported Medicare Advantage MBR for the fourth quarter of 2013 was 80.8%, which included positive prior period items of $9.2 million, pre-tax.  Excluding these prior period items, the adjusted MBR was 83.1% for the fourth quarter of 2013.

For the fourth quarter, our adjusted MBR was 83.4% in our core markets, 80.1% in our non-core markets and 85.3% in the rural markets.

The administrative expense ratio for the fourth quarter 2013 was 17.4% compared to 18.6% in 2012.

Traditional Insurance

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$55.3	$62.0	$233.2	$262.9

Operating (Loss) / Income	$(0.8)	$4.0	$10.9	$18.1

Revenue and Operating Income in our Traditional segment declined in both the three month and full year periods ended December 31, 2013 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.  In the fourth quarter of 2013, we recorded approximately $3.0 million of non-cash reserves on certain of our long duration products.

Corporate & Other

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$73.1	$78.5	$282.9	$264.6

Operating Loss	$(124.3)	$(11.2)	$(281.5)	$(49.9)

Our Corporate & Other segment includes the results of APS Healthcare, the Total Care Medicaid plan since its acquisition on December 1, 2013, ongoing expenses related to the development of our ACOs, and the operations of our parent holding company, including debt service.

Our Corporate & Other segment operating loss for the year ended December 31, 2013 increased year-over-year primarily due to the $189.4 million asset impairment charge relating to APS Healthcare, as well as increases in ACO and business development costs, and weaker results of our APS Healthcare business.

Our Corporate & Other segment operating loss for the three months ended December 31, 2013 increased year-over-year primarily due to a $97.7 million asset impairment charge relating to APS Healthcare, as well as an increase in ACO and business development costs.

Investment Portfolio

As of December 31, 2013, Universal American had $1.0 billion of cash and invested assets as follows:

•                  25% is invested in U.S. Government and agency securities;

•                  The average credit quality of the fixed income portfolio is AA-; and

•                  Approximately 1% of the portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of December 31, 2013 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of December 31, 2013, Universal American’s Balance Sheet had the following characteristics:

•                  Total cash and investments were $1.0 billion and total assets were $2.1 billion;

•                  Total policyholder liabilities were $1.2 billion and total liabilities were $1.4 billion;

•                  Stockholders’ equity was $664.9 million and book value was $7.48 per diluted common share;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $5.72;

•                  Unregulated cash and investments of $96.2 million;

•                  $103.4 million of bank debt; and

•                  $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income and including Universal American’s mandatorily redeemable preferred stock as debt was 17.9%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Thursday, March 6, 2014, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 4th Quarter 2013 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 4th Quarter 2013 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of CMS’s 45 Day Call Letter on Medicare Advantage reimbursement rates which will reduce Medicare Advantage payment rates for calendar year 2015 and may make it more difficult to maintain or grow our business; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may experience membership losses in our Medicare Advantage business; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities, including our ACOs and Medicaid opportunities, that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected medical loss ratios which could materially adversely affect our results of operations; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts, including its contract with the Puerto Rico Medicaid agency that is expected to terminate on June 30, 2014, or enter into new contracts could further erode the value of the APS business; problems may arise in integrating the APS Healthcare business, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; the APS Healthcare transaction may involve unexpected costs or unexpected liabilities, including litigation stemming from the acquisition; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated Results	2013	2012	2013	2012

Net premiums and policyholder fees	$508.3	$504.8	$2,001.3	$1,989.8
Net investment income	8.6	10.3	36.7	42.4
Other income	21.6	35.4	104.7	128.7
Realized gains	0.7	3.7	13.9	16.6
Total revenues	539.2	554.2	2,156.6	2,177.5

Policyholder benefits	414.4	394.9	1,656.2	1,597.3
Change in deferred acquisition costs	3.1	2.4	12.6	5.4
Amortization of present value of future profits	1.2	2.3	7.8	8.1
Asset impairment charges	97.7	—	189.4	—
Commissions and general expenses, net of allowances	127.0	135.0	460.2	478.9
Total benefits and expenses	643.4	534.6	2,326.2	2,089.7

(Loss) income before equity in losses of unconsolidated subsidiaries	(104.2)	19.6	(169.6)	87.8

Equity in losses of unconsolidated subsidiaries	(8.5)	(4.2)	(33.6)	(10.2)

(Loss) income before income taxes	(112.7)	15.4	(203.2)	77.6
(Benefit from) provision for income taxes (1)	(10.9)	0.4	(10.9)	24.6

Net (loss) income	$(101.8)	$15.0	$(192.3)	$53.0

Per Share Data (Diluted)
Net (loss) income	$(1.16)	$0.17	$(2.20)	$0.61

Diluted weighted average shares outstanding	87.5	87.4	87.4	86.6

Cash dividends per common share	$—	$1.00	$1.60	$1.00

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Loss) income before taxes by Segment	2013	2012	2013	2012

Medicare Advantage	$11.7	$18.9	$53.5	$92.8
Traditional Insurance	(0.8)	4.0	10.9	18.1
Corporate & Other	(124.3)	(11.2)	(281.5)	(49.9)
Realized gains	0.7	3.7	13.9	16.6

(Loss) income before taxes	$(112.7)	$15.4	$(203.2)	$77.6

BALANCE SHEET DATA	December 31, 2013
Total cash and investments	$1,025.5
Total assets	$2,101.7
Total policyholder related liabilities	$1,161.5
Total reinsurance recoverable (ceded policyholder liabilities)	$663.0
Outstanding bank debt	$103.4
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$664.9
Diluted book value per common share	$7.48
Diluted common shares outstanding at balance sheet date	88.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$657.6
Diluted book value per common share (excluding AOCI) * (2)	$7.40
Diluted tangible book value per common share (excluding AOCI) * (3)	$5.72
Debt to total capital ratio (excluding AOCI) * (4)	17.9%

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Adjusted net (loss) income (5)	$(4.1)	$14.1	$4.7	$59.5
Adjusted net (loss) income per share (diluted)	$(0.05)	$0.16	$0.05	$0.69

*                Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)        The effective tax rate was 9.7% for the fourth quarter of 2013 compared to 2.7% for the fourth quarter of 2012. For the year ended December 31, 2013, the effective tax rate was 5.4%, compared with 31.7% for 2012. 2013 included non-recurring tax charges of $1.2 million, while 2012 included non-recurring tax benefits of $7.3 million. The variance in the 2013 effective tax rates compared with the 35% federal rate was driven by permanent items relating primarily to non-deductible goodwill impairment, executive compensation and interest on the mandatorily redeemable preferred stock as well as foreign and state income taxes partially offset by the non-recurring tax benefits. The effective tax rates in 2012 were favorably impacted by the recognition of certain state tax benefits, partially offset by the limitation on the deductibility of executive compensation for health insurers enacted in the Affordable Care Act.

(2)        Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)        Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)        The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)        Adjusted net income (loss) is calculated as net income (loss) excluding the following items on after tax basis: asset impairment, net realized gains and losses, non-recurring tax benefits/expenses, ACO costs, APS Healthcare transaction costs, and pre Part D transaction stock based compensation expenses.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net (Loss) Income ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net (loss) income	$(101.8)	$15.0	$(192.3)	$53.0
Net realized gains, after-tax	(0.4)	(2.4)	(9.0)	(10.8)
Non-recurring tax expense (benefit)	2.0	(5.9)	1.2	(7.3)
ACO costs, after-tax	8.6	4.1	26.7	14.2
Asset impairment charge, after tax	87.5	—	178.1	—
Other non-recurring items, after-tax	—	3.3	—	10.4
Adjusted net (loss) income	$(4.1)	$14.1	$4.7	$59.5

Per share (diluted)
Net (loss) income	$(1.16)	$0.17	$(2.20)	$0.61
Net realized gains, after-tax	(0.01)	(0.03)	(0.10)	(0.12)
Non-recurring tax expense (benefit)	0.02	(0.07)	0.01	(0.08)
ACO costs, after-tax	0.10	0.05	0.30	0.16
Asset impairment charge, after tax	1.00	—	2.04	—
Other non-recurring items, after-tax	—	0.04	—	0.12
Adjusted net (loss) income	$(0.05)	$0.16	$0.05	$0.69

Universal American uses adjusted net (loss) income, calculated as net (loss) income excluding net realized gains after tax, non-recurring tax expense (benefit), ACO costs after-tax, asset impairment charge after tax, and other non-recurring items after tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income (loss) provides a more useful comparison of our business performance from period to period.

Total Stockholders’ Equity (excluding AOCI)	December 31, 2013	December 31, 2012
Total stockholders’ equity	$664.9	$1,012.5
Less: Accumulated other comprehensive income	(7.3)	(29.1)

Total stockholders’ equity (excluding AOCI)	$657.6	$983.4

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or  loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	December 31, 2013	December 31, 2012
Total stockholders’ equity	$664.9	$1,012.5
Proceeds from assumed exercises of vested options	—	—
	$664.9	$1,012.5
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share	$7.48	$11.47

Total stockholders’ equity (excluding AOCI)	$657.6	$983.4
Proceeds from assumed exercises of vested options	—	—
	$657.6	$983.4
Diluted common shares outstanding	88.9	88.3

Diluted book value per common share (excluding AOCI)	$7.40	$11.14

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Tangible Book Value per Common Share	December 31, 2013	December 31, 2012
Total stockholders’ equity (excluding AOCI)	$657.6	$983.4
Less: intangible assets (1)	(149.4)	(334.7)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$508.2	$648.7

Diluted common shares outstanding	88.9	88.3

Tangible book value per common share	$5.72	$7.35

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at December 31, 2013 and 2012, respectively: goodwill ($77.5 million and $242.9 million), deferred acquisition costs, net of taxes ($58.6 million and $66.8 million) and amortizing intangible assets, net of taxes ($13.3 million and $25.0 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Debt to Total Capital Ratio	December 31 2013	December 31, 2012
Outstanding bank debt	$103.4	$132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total outstanding debt	$143.4	$172.0

Total stockholders’ equity	$664.9	$1,012.5
Outstanding bank debt	103.4	132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$808.3	$1,184.5

Debt to total capital ratio	17.7%	14.5%
Total stockholders’ equity (excluding AOCI)	$657.6	$983.4
Total outstanding bank debt	103.4	132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$801.0	$1,155.4

Debt to total capital ratio (excluding AOCI)	17.9%	14.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609
Fred Buonocore (212) 836-9607